Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Tumbleweed Communications Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-84683, 333-43194, 333-48636, 333-49492, 333-61076, 333-101018, 333-103043, 333-106913, 333-114340, 333-114780, and 333-138236) on Form S-8 of Tumbleweed Communications Corp. of our report dated March 14, 2008, with respect to the consolidated balance sheets of Tumbleweed Communications Corp. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows, for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007, annual report on Form 10-K of Tumbleweed Communications Corp.

/s/    KPMG LLP

Mountain View, California

March 14, 2008